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                    JAMES J. BYERLOTZER EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (as from time to time amended in accordance with the provisions hereof, this "Agreement"), is entered into as of the 31st day of December, 2001, by and between JAMES J. BYERLOTZER, residing at 3 Auburn Court, Midland, Texas 79705 (the "Executive"), and KEY ENERGY SERVICES, INC., a Maryland corporation with executive offices at 400 South River Road, New Hope, Pennsylvania 18938 (the "Company").

    WHEREAS, the Executive has been employed by the Company as its Executive Vice President--Domestic Operations pursuant to a prior written employment agreement;

    WHEREAS, the Chief Executive Officer of the Company (the "Chief Executive Officer") and the Board of Directors of the Company (the "Board") are each of the view that obtaining a commitment from the Executive to continue to serve in his capacities as Executive Vice President--Domestic Operations until June 30, 2004 is essential to the continued growth and success of the Company and is in the best interests of the Company and its shareholders;

    WHEREAS, the Company desires to enter into this written Employment Agreement with the Executive, effective as of January 1, 2002 (the "Commencement Date"); and

    WHEREAS, the Executive is willing to serve as the Company's Executive Vice President and Chief Operating Officer pursuant to the terms and conditions set forth herein, effective as of the Commencement Date.

    NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1.  EMPLOYMENT; TERM.

    (a) Effective as of the Commencement Date, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment by the Company, as the Company's Executive Vice President and Chief Operating Officer, and the Executive shall hold such position and continue employment with the Company hereunder until the close of business on June 30, 2004, unless sooner terminated in accordance with Section 5 hereof (the "Initial Employment Period"). The above notwithstanding, at the close of business on each June 30, commencing with June 30, 2004, the term of the Executive's employment hereunder shall be automatically extended for twelve (12) months (unless sooner terminated in accordance with Section 5 hereof) unless either the Executive or the Company shall have given written notice (in each case, a "Non-Renewal Notice") to the other that such automatic extension shall not occur, which Non-Renewal Notice shall have been given no later than ninety (90) days prior to the relevant
June 30 (the Initial Employment Period, together with any extensions, until termination in accordance herewith, is referred to hereby as the "Employment Period").

    (b) The Executive shall have the responsibilities, duties and authority commensurate with his positions as the Executive Vice President and Chief Operating Officer of the Company, including without limitation the general supervision and control over, and responsibility for, the
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overall legal activities of the Company and its subsidiaries, and such other responsibilities, duties, functions and authority as the Board, the Chief Executive Officer or the President of the Company (the "President") shall from time to time designate which do not effect a material decrease in the responsibilities, importance, scope or dignity of the Executive's position with the Company compared with those of such position as of the Commencement Date, subject, however, to the supervision of the Board and either the Chief Executive Officer or the President of the Company (the "President"). The Executive will report only to the Board and either the Chief Executive Officer or the President.

    (c) The Executive will devote his full time and his best efforts to the business and affairs of the Company; provided, however, that nothing contained in this Section 1 shall be deemed to prevent or limit the Executive's right to:
(i) make investments in the securities of any publicly-owned corporation; or
(ii) make any other investments with respect to which he is not obligated or required to, and to which he does not in fact, devote substantial managerial efforts which materially interfere with his fulfillment of his duties hereunder; or (iii) to serve on boards of directors and to serve in such other positions with non-profit and for-profit organizations as to which the Board may from time to time consent, which consent shall not be unreasonably withheld or delayed. Reference is made to Section 6 hereof, which contains limitations on some of the above activities.

    (d) The principal location at which the Executive will substantially perform his duties will be the Company's principal executive offices located at 6 Desta Drive, Midland, Texas 79705. In the event the Company's principal executive offices are moved from their current location, the Company will pay to the Executive (i) ordinary and reasonable realtor fees and closing costs incurred in connection with the sale of the Executive's primary residence, (ii) ordinary and reasonable closing costs incurred in connection with the purchase of the Executive's new primary residence in the vicinity of the Company's new principal executive offices, (iii) ordinary and reasonable costs incurred to pack, transport, unpack, and insure the Executive's household furnishings and effects to his new primary residence, (iv) ordinary and reasonable fees for connecting utilities in his new primary residence, (v) ordinary and reasonable costs for trips to look for a new residence as well as up to thirty (30) days of temporary housing, and (vi) a cash bonus calculated to pay all of the federal, state and local income and payroll taxes which the Executive will incur, if any, as a result of (A) the Company's reimbursement of the preceding expenses and (B) the amount of such bonus (that is, a "gross-up" bonus).

2.  SALARY; BONUSES; EXPENSES.

    (a) During the Employment Period, the Company will pay base compensation to the Executive at the annual rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per year (the "Base Salary"), payable in substantially equal installments in accordance with the Company's existing payroll practices, but no less frequently than monthly; provided, however, that the Base Salary shall be not less than Three Hundred Forty Thousand Dollars ($340,000) on and after July 1, 2002 if the Executive shall continue to be employed hereunder on such date. The Company will review the Base Salary on a yearly basis promptly following the end of each fiscal year of the Company to determine if an increase is advisable, and the Base Salary may be increased (but not decreased) at the discretion of the Chief Executive Officer and the Board,

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taking into account, among other factors, the Executive's performance and the performance of the Company.

    (b) For each six-month or other applicable period commencing on July 1, 2001 and thereafter, the Executive shall be eligible to participate in the Company's Performance Compensation Plan or any successor plan (the "Performance Compensation Plan") for the Company's executives providing for the payment of cash bonuses, which plan will provide for the payment of bonuses based upon the achievement of goals set forth in the Company's strategic plan as developed by the Compensation Committee of the Board (the "Compensation Committee") after consultation with the Chief Executive Officer and the Executive, payable within ninety (90) days after the end of such period. The performance goals for the Performance Compensation Plan will be based on objective criteria specified in good faith in advance by the Compensation Committee after consultation with the Chief Executive Officer and the Executive. The Executive shall also receive such bonuses other than pursuant to the Performance Compensation Plan in such amounts and at such times as the Compensation Committee, after consultation with the Chief Executive Officer, in its discretion determines are appropriate to recognize extraordinary performance by the Executive.

    (c) The Executive shall be reimbursed by the Company for reasonable travel, lodging, meal, entertainment and other expenses incurred by him in connection with performing his services hereunder in accordance with the Company's reimbursement policies from time to time in effect.

3.  STOCK OPTIONS.

    The Executive shall be eligible to participate in awards of stock options, at the discretion of the Board. The performance goals for the grant of such options will be based on objective criteria mutually negotiated and agreed upon in good faith in advance by the Compensation Committee after consultation with the Executive and the Chief Executive Officer.

4.  BENEFIT PLANS; VACATIONS.

    In connection with the Executive's employment hereunder, he shall be entitled during the Employment Period (and thereafter to the extent provided in Section 5(f) hereof) to the following additional benefits:

    (a) At the Company's expense, such fringe benefits, including without limitation group medical and dental, life, executive life, accident and disability insurance and retirement plans and supplemental and excess retirement benefits, as the Company may provide from time to time for its senior management, but in any case, at least the benefits described on EXHIBIT A hereto.

    (b) The Executive shall be entitled to no less than the number of vacation days in each fiscal year determined in accordance with the Company's vacation policy as in effect from time to time, but not less than twenty (20) days in any fiscal year (prorated in any calendar year during which he is employed hereunder for less than the entire year in accordance with the number of days in such fiscal year in which he is so employed). The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executives.

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    (c) The Company will pay the reasonable fees for personal: (i) financial advisory, counseling, accounting and related services; (ii) legal advisory or attorneys' fees and related expenses; and (iii) income tax return preparation and tax audit services as reasonably requested by the Executive, provided by certified public accountants and tax attorneys acceptable to him; provided, however, that the maximum aggregate amount paid by the Company pursuant to this
Section 4(d) shall not exceed $15,000 in any fiscal year of the Company.

    (d) Nothing herein contained shall preclude the Executive, to the extent he is otherwise eligible, from participation in all group insurance programs or other fringe benefit plans which the Company may from time to time in its sole and absolute discretion make available generally to its personnel, or for personnel similarly situated, but the Company shall not be required to establish or maintain any such program or plan except as may be otherwise expressly provided herein.

    (e) The Company shall pay the initiation fee and any other initial membership fee for the Executive to become and remain a member of one private country club, golf club, tennis club or similar club or association for business use selected by the Executive and approved by the Company, which approval shall not be unreasonably withheld or delayed. In addition, the Company shall pay all annual or other periodic fees, dues and costs, for the Executive's membership in such club or association.

5.  TERMINATION, CHANGE IN CONTROL AND REASSIGNMENT OF DUTIES.

    (a) TERMINATION BY THE COMPANY. The Company shall have the right to terminate the Executive's employment under this Agreement and the Employment Period for Cause (as defined below) at any time without obligation to make any further payments to the Executive hereunder except the compensation described in
Section 5(g) hereof. Except as otherwise provided in Section 5(b) hereof, which Section shall apply in the event the Executive becomes unable to perform his obligations hereunder by reason of Disability (as defined below), the Company shall have the right to terminate the Executive's employment hereunder and the Employment Period for any reason other than for Cause (including, without limitation, by giving the Executive a Non-Renewal Notice pursuant to
Section 1(a) hereof) only upon at least ninety (90) days prior written notice to him (provided that, in the event the Company gives the Executive a Non-Renewal Notice pursuant to Section 1(a) hereof, only the 90-day notice period therein provided shall be required). In the event the Company terminates the Executive's employment hereunder for any reason other than for Disability or Cause (including, without limitation, by giving the Executive a Non-Renewal Notice pursuant to Section 1(a) hereof), then for the purpose of effecting a transition during the ninety (90) day notice period of the Executive's management functions from the Executive to another person or persons, during such period the Company may reassign the Executive's duties hereunder to another person or other persons. Such reassignment shall not reduce the Company's obligations hereunder to make salary, bonus and other payments to the Executive and to provide other benefits to him during the remainder of his employment and, if applicable, following the termination of employment.

    As used in this Agreement, the term "CAUSE" shall mean (i) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than (A) any such willful or continued failure resulting from his incapacity due to physical or mental illness or

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physical injury or (B) any such actual or anticipated failure after the issuance of a notice of termination by the Executive for Good Reason (as defined below)), after a written demand for substantial performance is delivered by the Company to the Executive that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; or (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; or (iii) the conviction of the Executive of a felony by a court of competent jurisdiction; or (iv) willful violation of the Key Energy Services, Inc. Amended and Restated Policy Regarding Acquisition, Ownership and Disposition of Company Securities, as amended from time to time. For purposes of this paragraph, no act, or failure to act on the part of the Executive shall be considered "willful" unless done or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive's employment shall not be deemed to have been terminated for Cause unless
(A) reasonable notice shall have been given to him setting forth in detail the reasons for the Company's intention to terminate for Cause, and if such termination is pursuant to clause (i) or (ii) above and any damage to the Company is curable, only if Executive has been provided a period of ten
(10) business days from receipt of such notice to cease the actions or inactions and otherwise cure such damage, and he has not done so (provided that only one such period needs to be provided in any period of three (3) consecutive months);
(B) an opportunity shall have been provided for the Executive to be heard before the Board; and (C) if such termination is pursuant to clause (i) or (ii) above, delivery shall have been made to the Executive of a notice of termination from the Board finding that in the good faith opinion of a majority of the Board (excluding the Executive, if applicable) he was guilty of conduct set forth in clause (i) or (ii) above.

    (b) TERMINATION UPON DISABILITY AND TEMPORARY REASSIGNMENT OF DUTIES DUE TO DISABILITY; TERMINATION UPON DEATH

            (i) If the Executive becomes totally and permanently disabled during the Employment Period so that he is unable to perform his obligations hereunder by reasons involving physical or mental illness or physical injury
(A) for a period of ninety (90) consecutive days during the Employment Period, or (B) for an aggregate of ninety (90) days during any period of twelve (12) consecutive months during the Employment Period ("Disability"), then the Executive's employment hereunder and the Employment Period may be terminated by the Company within sixty (60) days after the expiration of said ninety (90) day period (whether consecutive or in the aggregate, as the case may be), said termination to be effective ten (10) days after written notice to the Executive. In the event the Company shall give a notice of termination under this Section 5(b)(i), then the Company may reassign the Executive's duties hereunder to another person or other persons. Such reassignment shall not reduce the Company's obligations hereunder to make salary, bonus and other payments to the Executive and to provide other benefits to him, during the remainder of his employment and, if applicable, following the termination of employment.

            (ii) During any period that the Executive is totally disabled such that he is unable to perform his obligations hereunder by reason involving physical or mental illness or physical injury, as determined by a physician chosen by the Company and reasonably acceptable to the Executive (or his legal representative), the Company may reassign the Executive's duties hereunder to another person or other persons, provided if the Executive shall again be able to

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perform his obligations hereunder prior to the Company's termination of the
Executive's employment hereunder and the Employment Period in accordance with the terms of this Agreement, all such duties shall again be the Executive's duties. The cost of any examination by such physician shall be borne by the Company. Notwithstanding the foregoing, if the Executive has been unable to perform his obligations hereunder by reasons involving physical or mental illness or physical injury for a period of ninety (90) consecutive days during the Employment Period or an aggregate of ninety (90) days during any period of twelve (12) consecutive months during the Employment Period, then a determination by a physician of disability will not be required prior to any such reassignment. Any such reassignment shall not be a termination of employment and in no event shall such reassignment reduce the Company's obligation to make salary, bonus and other payments to the Executive and to provide other benefits to him under this Agreement during his employment or, if applicable, following a termination of employment.

            (iii) The Executive's employment hereunder and the Employment Period shall automatically terminate immediately upon the death of the Executive.

    (c) TERMINATION BY EXECUTIVE. The Executive's employment hereunder and the Employment Period may be terminated by the Executive by giving written notice to the Company as follows: (i) at any time for any reason other than Good Reason (including, without limitation, by giving the Company a Non-Renewal Notice pursuant to Section 1(a) hereof) by notice of at least ninety (90) days (provided that, in the event the Executive gives the Company a Non-Renewal Notice pursuant to Section 1(a) hereof, only the 90-day notice period therein provided shall be required); or (ii) at any time for Good Reason, effective upon giving notice of such. In the event of a termination by the Executive of his employment, the Company may reassign the Executive's duties hereunder to another person or other persons.

    As used herein, a "GOOD REASON" shall mean any of the following:

    (1) Failure of the Board to elect the Executive as Executive Vice President and Chief Operating Officer of the Company, or removal from the office of Executive Vice President and Chief Operating Officer of the Company provided that such failure or removal is not in connection with a termination of the Executive's employment hereunder by the Company for Cause (in accordance with Section 5(a) hereof), for Disability (in accordance with Section 5(b) hereof) or other than for Cause or Disability (in accordance with Section 5(a) hereof and including, without limitation, by giving the Executive a Non-Renewal Notice pursuant to Section 1(a) hereof), and provided further that any notice of termination hereunder shall be given by the Executive within ninety (90) days of such failure or removal; or

    (2) Material change by the Company in the Executive's authority, functions, duties or responsibilities as Executive Vice President and Chief Operating Officer of the Company (including without limitation material changes in the control or structure of the Company) which would cause his position with the Company to become of materially less responsibility, importance, scope or dignity than his position as of the Commencement Date, provided that such material change is not in connection with a termination of Executive's employment hereunder by the Company for Cause (in accordance with Section 5(a) hereof), for Disability (in accordance with Section 5(b) hereof) or other than for Cause or Disability (in accordance with Section 5(a) hereof) (including, without limitation, by giving the Executive a Non-Renewal Notice pursuant

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to Section 1(a) hereof), or is otherwise permitted by Section 5(b)(ii) hereof;
and provided, further, that any notice of termination hereunder shall be given by the Executive within ninety (90) days of when he becomes aware of such change; or

    (3) Failure by the Company to comply with any provision of Section 1(d), 2 or 4 of this Agreement, which has not been cured within fifteen (15) days after notice of such noncompliance has been given by the Executive to the Company, provided any notice of termination hereunder shall be given by the Executive within ninety (90) days after the end of such fifteen (15) day period; or

    (4) Failure by the Company to obtain an assumption of this Agreement (by operation of law or in writing) by a successor in accordance with Section 16 hereof unless payment or provision for payment and provision for continuation of benefits under this Agreement have been made as required by Section 16 hereof; or

    (5) Any purported termination by the Company of the Executive's employment which is not effected in accordance with the terms of this Agreement, including without limitation pursuant to a notice of termination not satisfying the requirements set forth herein (and for purposes of this Agreement no such purported termination by the Company shall be effective), which has not been cured within ten (10) days after notice of such non-conformance has been given by the Executive to the Company, provided any notice of termination hereunder shall be given by the Executive within thirty (30) days of receipt of notice of such purported termination; or

    (6) At the Executive's election at any time following, but prior to the first anniversary of, a Change in Control (as defined below), effective upon giving such notice; or

    (7) If the Company shall require that the Executive relocate outside of the Midland, Texas area, provided any notice of termination hereunder shall be given by the Executive within thirty (30) days of receipt of notice of such required relocation.

    As used herein, the term "CHANGE IN CONTROL" shall have the meaning ascribed to such term in Exhibit B hereto.

    (d) SEVERANCE COMPENSATION.

            (i) TERMINATION FOR GOOD REASON OR OTHER THAN FOR CAUSE. In the event the Executive's employment hereunder is terminated (A) by the Executive for Good Reason or (B) by the Company other than for Cause or Disability (including, without limitation, by giving the Executive a Non-Renewal Notice pursuant to Section 1(a) hereof), the Executive shall be entitled, in addition to the other compensation and benefits herein provided for, to severance compensation in an aggregate amount equal to three (3) times his Base Salary at the rate in effect on the termination date, payable in thirty-six (36) substantially equal monthly installments commencing at the end of the calendar month in which the termination date occurs; provided, however, that if the Executive's employment is terminated within one (1) year following a Change in Control (other than a termination because of the Executive's death) or is terminated by the Company other than for Cause or Disability (including, without limitation, by giving the Executive a Non-Renewal notice pursuant to
Section 1(a) hereof) in anticipation of a Change in

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Control, the severance compensation payable to the Executive (i) shall be increased by an amount equal to three (3) times the average annual total bonuses paid by the Company to the Executive during the three-year period (or such shorter period as the Executive may have been employed by the Company) preceding the date on which the notice of termination is given and (ii) shall be payable in one lump sum on the effective date of such termination; and provided, further, that if the Executive's employment is terminated within one (1) year following a Change in Control for Disability, the Executive must return to the Company any disability insurance proceeds actually paid to the Executive or for his benefit during the three-year period following the effective date of such termination (but only those proceeds from disability insurance provided by the Company to the executive pursuant to Section 4(a) hereof).

            (ii) TERMINATION FOLLOWING DISABILITY. In the event the Executive's employment should be terminated by the Company as a result of Disability in accordance with Section 5(b) hereof, then the Executive shall be entitled, in addition to the other compensation and benefits herein provided for, to severance compensation in an aggregate amount equal to three (3) times his Base Salary at the rate in effect on the termination date, payable in thirty-six
(36) substantially equal monthly installments commencing at the end of the calendar month in which the termination date occurs, reduced by the amount of any disability insurance proceeds actually paid to the Executive or for his benefit during the said time period (but only those proceeds from disability insurance provided by the Company to the Executive pursuant to Section 4(a) hereof).

            (iii) CHANGE IN CONTROL FOLLOWING TERMINATION. In the event there is a Change in Control after Executive's employment is terminated and while Executive is entitled to severance compensation as described above, any such severance compensation which remains unpaid as of the Change in Control shall be paid in one lump sum as of the Change in Control.

            (iv) TERMINATION FOR DEATH. In the event of the executive's death during the Employment Period, the Executive's estate shall not be entitled to any severance compensation.

    (e) EFFECT OF TERMINATION OR CHANGE IN CONTROL UPON EQUITY COMPENSATION.

            (i) In the event the Executive's employment hereunder is terminated by the Company for any reason other than for Cause or Disability (including, without limitation, by giving the Executive a Non-Renewal Notice pursuant to
Section 1(a) hereof), or in the event the Executive should terminate his employment for Good Reason, then, unless the provisions of Section 5(e)(iv) hereof shall apply, any restricted stock or options held by the Executive entitling the Executive to retain or purchase securities of the Company which have not vested prior to the effective date of such termination shall immediately vest and shall remain exercisable until the earlier to occur of (x) the third anniversary of the effective date of such termination and (y) the final stated expiration date of the option or restricted stock. In addition, in the event of such a termination, any options or restricted stock held by the Executive entitling the Executive to retain or purchase securities of the Company which have vested prior to the effective date of such termination and
(x) which constitute Extended Equity Incentives shall remain exercisable until the earlier to occur of (1) the third anniversary of the effective date of such termination and (2) the final stated expiration date of the option or restricted stock and (y) which do not constitute Extended Equity Incentives shall remain exercisable in accordance with the terms and provisions

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of the plan and/or agreement under which they were awarded. As used herein, the term "EXTENDED EQUITY INCENTIVES" shall mean options or restricted stock held by the Executive entitling the Executive to retain or purchase securities of the Company which either (A) have been granted (or, under generally accepted accounting principles as in effect from time to time and as applied in the financial statements of the Company, have been renewed, extended or otherwise modified such that they are accounted for as if they had been granted, including without limitation by virtue of accelerated vesting upon termination of the Executive's employment hereunder) on or after the date of this Agreement or
(B) are not described in the immediately preceding clause (A) and have a purchase or exercise price equal to at least $7.00 per share as of the date of this Agreement.

            (ii) In the event the Executive's employment hereunder is terminated by the Company for Cause or is terminated by the Executive other than for Good Reason (including, without limitation, by giving the Company a Non-Renewal Notice pursuant to Section 1(a) hereof), then effective upon the date such termination is effective, any restricted stock or options which have not vested prior to the effective date of such termination shall be forfeited. Any options or restricted stock held by the Executive entitling the Executive to retain or purchase securities of the Company which have vested prior to the effective date of such termination shall remain subject to the terms and provisions of the plan and/or the agreement under which they were awarded.

            (iii) In the event of the Executive's death while employed by the Company or in the event that the Executive's employment should terminate as a result of Disability, then, unless the provisions of Section 5(e)(iv) hereof shall apply, any restricted stock or options held by the Executive entitling the Executive to retain or purchase securities of the Company which have not vested prior to the effective date of such termination shall immediately vest and shall also remain exercisable until the earlier to occur of (x) the third anniversary of the death of the Executive or the effective date of such termination and (y) the final stated expiration date of the option or restricted stock. In addition, in the event of such death or such a termination, any options or restricted stock held by the Executive entitling the Executive to retain or purchase securities of the Company which have vested prior to the effective date of such death or termination and (x) which constitute Extended Equity Incentives shall remain exercisable until the earlier to occur of (1) the third anniversary of the effective date of such death or termination and (2) the final stated expiration date of the option or restricted stock and (y) which do not constitute Extended Equity Incentives shall remain exercisable in accordance with the terms and provisions of the plan and/or agreement under which they were awarded.

            (iv) In the event of a Change in Control while the Executive is employed by the Company, then as of the date immediately prior to the date such Change in Control shall occur, any restricted stock or options held by the Executive entitling the Executive to retain or purchase securities of the Company which have not vested prior to such date shall immediately vest and all restricted stock and options held by the Executive shall remain exercisable in accordance with the terms and provisions governing such restricted stock or options; provided, however, that if the Executive's employment is terminated for any reason within one (1) year following a Change in Control, all restricted stock and options held by the Executive shall remain exercisable until their respective final stated expiration dates. In the event that the Executive's employment is terminated by the Company other than for Cause or Disability

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(including, without limitation, by giving the Executive a Non-Renewal Notice pursuant to Section 1(a) hereof) in anticipation of a Change in Control, then as of the date immediately prior to the date on which notice of such termination is given, any restricted stock or options held by the Executive entitling the Executive to retain or purchase securities of the Company which have not vested prior to such date shall immediately vest and all restricted stock and options held by the Executive shall remain exercisable until their respective final stated expiration dates.

            (v) In the event of a conflict between the terms and provisions of this Section 5(e) and any other terms and provisions governing any restricted stock or options held (now or in the future) by the Executive entitling the Executive to retain or purchase securities of the Company (including without limitation the terms and provisions contained in the agreements and/or plans pursuant to which such restricted stock or options were (or will in the future be) granted), the terms and provisions of this Section 5(e) shall control.

    (f) CONTINUATION OF BENEFITS.

            (i) Subject to Section 5(f)(ii) hereof, in the event that Executive's employment hereunder is terminated by the Executive for Good Reason or by the Company for Disability or other than for Cause (including, without limitation, by giving the Executive a Non-Renewal Notice pursuant to Section 1(a) hereof) and not as a result of the death of the Executive, the Executive shall continue to be entitled to the benefits that the Executive was receiving or to which the Executive was entitled as of the date immediately preceding the applicable termination date pursuant to Section 4 hereof (other than the benefits provided under Section 4(b)hereof) at the Company's expense for a period of time following the termination date ending on the first to occur of
(I) the date the Executive reaches the age of 65 years or (II) the date on which the Executive commences full-time employment with another employer, but only if and to the extent the Executive is eligible to receive through such other employer benefits which are at least equivalent on an aggregate basis to those benefits the Executive was receiving or to which the Executive was entitled under Section 4 hereof as of the day immediately preceding the applicable termination date. If because of limitations required by third parties or imposed by law, the Executive cannot be provided such benefits through the Company's plans, then the Company will provide the Executive with substantially equivalent benefits, on an aggregate basis, at the Company's expense. For purposes of the determination of any benefits which require a particular period of employment by the Company and/or the attainment of a particular age while employed by the Company in order to be payable, the Executive shall be treated as having continued in the employment of the Company during such period of time as the Executive is entitled to receive benefits under this Section 5(f). At such time as the Company is no longer required to provide the Executive with life and/or disability insurance, as the case may be, the Executive shall be entitled, at the Executive's expense, to convert such life and disability insurance, as the case may be, into individually owned policies, except if and to the extent such conversion is not available from the provider of such insurance.

            (ii) In the event the Executive's employment hereunder is terminated by the Company within one (1) year of a Change in Control (other than a termination because of the Executive's death) or is terminated by the Company other than for Cause in anticipation of a Change in Control, the Company shall pay to the Executive, in lieu of providing the benefits contemplated by Section 5(f)(i) above, an amount in cash equal to the aggregate reasonable expenses that the Company would incur if it were to provide such benefits for a period of time following the termination date ending on the date the Executive would reach the age of 65 years, which amount shall be paid in one lump sum on the date of such termination.

            (iii) In the event the Executive's employment hereunder is terminated by reason of death, the Executive's spouse and her dependents shall be entitled for a period of time following his death ending on the date the Executive would have reached the age of 65 years to receive coverage at the Company's expense under the Company's group medical and dental plans at least equivalent to the coverage the Executive was receiving as of the day immediately preceding his death.

    (g) ACCRUED COMPENSATION. In the event of any termination of the Executive's employment for any reason, the Executive (or his estate) shall be paid (i) any unpaid portion of his Base Salary through the effective termination date,
(ii) for any accrued but unused vacation (payable in an amount equal to the Base Salary divided by 255 and multiplied by the number of accrued but unused vacation days), (iii) any prior fiscal year bonus earned but not paid,
(iv) provided that the Executive's employment was not terminated by the Company for Cause or was terminated by the Executive Good Reason, a pro-rata portion (based upon the number of days of employment during the fiscal year) of any bonus for the current fiscal year, so long as (A) the performance goals required to be achieved in order to earn such bonus had been established and (B) it is reasonably likely that such goals would have been achieved had the Executive remained employed with the Company for the remainder of the fiscal year,
(v) any amounts for expense reimbursement and similar items which have been properly incurred in accordance with the provisions hereof prior to termination and have not yet been paid, including without limitation any sums due under Sections 2(c), 4(c) and 4(d) hereof, and (vi) any Gross-Up Payment which may become due under the terms of Section 5(i) hereof. Such amounts shall be paid within ten (10) days of the termination date.

    (h) RESIGNATION. If the Executive's employment hereunder shall be terminated by him or by the Company in accordance with the terms set forth herein, then effective upon the date such termination is effective, he will be deemed to have resigned from all positions as an officer and director of the Company and of any of its Subsidiaries, except as the parties may otherwise agree.

    (i) CERTAIN TAX CONSEQUENCES.

            (i) Whether or not the Executive becomes entitled to the payments and benefits described in this Section 5, if any of the payments or benefits received or to be received by the Executive in connection with a change in ownership or control of the Company, as defined in section 280G of the Code (a "Statutory Change in Control"), or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Statutory Change in Control or any person affiliated with the Company or such person) (collectively, the "Severance Benefits") will be subject to any excise tax (the "Excise Tax") imposed under section 4999 of the Code, the Company shall pay to the Executive an additional amount equal to the Excise Tax, plus any amount necessary to "gross up" the Executive for additional taxes resulting from the payments to the Executive by the Company under this Section 5(i)(i) (the "Excise Tax

Payment"). Each Excise Tax Payment shall be made not less than five
(5) business days prior to the due date for payment of the Excise Tax.

            (ii) For purposes of determining whether any of the Severance Benefits will be subject to the Excise Tax and the amount of such Excise Tax:

        (A) all of the Severance Benefits shall be treated as "parachute payments" within the meaning of Code section 280G(b)(2) if the aggregate present value (determined as provided in Code Section 280G(d)(4)) of such Severance Benefits equals or exceeds three times the Executive's "Base Amount" (within the meaning of Code Section 280G(b)(3)), and all "excess parachute payments" within the meaning of Code section 280G(b)(1) shall be treated as subject to the Excise Tax, unless the Executive receives a written opinion from Ropes & Gray or other tax counsel selected by Ropes & Gray and reasonably acceptable to the Executive or in the event Ropes & Gray is unable or unwilling to make such selection, by other tax counsel selected by the Company and reasonably acceptable to the Executive, that such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code section 280G(b)(4)(A), or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of Code section 280G(b)(4)(B), in excess of the "Base Amount" as defined in Code section 280G(b)(3) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and

        (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by a certified public accountant or appraisal company of recognized national standing selected by Ropes & Gray and reasonably acceptable to the Executive, or in the event that Ropes & Gray is unable or unwilling to make such selection, such selection shall be made by such other certified public accountant or appraisal company of recognized national standing as is selected by the Company and is reasonably acceptable to the Executive, in accordance with the principles of Code section 280G(d)(3) and (4).

            (iii) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined (the "Reduced Excise Tax"), an amount (the "Gross-Up Repayment") equal to the sum of (A) the difference of the Excise Tax Payment and the Reduced Excise Tax PLUS (B) an amount representing the difference between (1) the amount paid by the Company to the Executive to "gross up" the Executive for taxes on payments made by the Company to the Executive in respect of the Excise Tax and (2) the amount which should have been paid to the Executive by the Company to "gross up" the Executive for taxes on payments made by the Company to the Executive in respect of the Reduced Excise Tax; provided, however, that in no event shall the Gross-Up Repayment exceed the actual aggregate cash refunds of, or cash reductions in, taxes paid by the Executive by virtue of paying the Gross-Up Repayment; and provided, further, that if such refunds or reductions are realized from time to time, the Executive shall make a repayment to the Company at the time of each such realization equal to the excess of the Gross-Up Repayment due after giving effect to such realization over the Gross-Up Repayment due immediately prior to giving effect to such realization. The Executive shall (1) take such actions with respect to taxes and tax returns as the

Company may from time to time request in order to obtain such refunds and reductions, including, without limitation, by taking positions on tax returns and filing amended tax returns, (2) provide the Company with copies of all tax returns filed by the Executive which reflect such refunds or reductions or are otherwise requested by the Company in order to determine the Executive's compliance with the immediately preceding clause (1), (3) permit the Company to participate in any proceedings relating to such refunds and reductions and
(4) take all such other actions as may be reasonably requested by the Company from time to time in connection with the realization of such refunds or reductions, including, without limitation, borrowing money from the Company (on terms and conditions reasonably satisfactory to the Executive and the Company, including, without limitation, having the Company make the Executive whole, on an after-tax basis, for any interest costs) so that the payments made from time to time by the Executive to the Company hereunder maximize (to the extent reasonably possible) such refunds and reductions, the aggregate amount of such payments by the Executive not to exceed the Gross-Up Repayment (computed without regard to the provisos to the first sentence of this Section 5(i)(iii)); provided, however, that the Company shall bear and directly pay, or shall promptly reimburse the Executive for, all costs and expenses (including any additional penalties and interest) incurred by the Executive in connection with any actions taken or omitted by the Executive in accordance with instructions from the Company pursuant to this sentence, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including any additional penalties and interest) imposed as a result of the Company's payment of such costs and expenses. In the event that the Excise Tax is subsequently determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which could not be determined at the time of the Excise Tax Payment), the Company shall make an additional Excise Tax Payment in respect of such excess (together with any interest or penalties payable by the Executive with respect to such excess) at the time that the amount of such excess if finally determined, plus any additional taxes resulting from the payment to the Executive by the Company for such excess and the interest and penalties thereon. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Benefits.

            (iv) The Executive shall give the Company written notice of any determination by the Executive, or any claim by any taxing authority, that he owes Excise Tax on any Severance Benefit. Such notice shall be given as soon as practicable but no later than ten (10) business days after the Executive makes such determination or is informed of such claim, and shall, to the extent Executive has or may reasonably obtain such information, apprise the Company of the amount of such Excise Tax and the date on which it is required to be paid. If the Company gives the Executive written notice at least thirty (30) days prior to the due date for payment of such Excise Tax, or within ten (10) business days of having received the foregoing notice from the Executive (whichever is later), that it disagrees with or wishes to contest the amount of the Excise Tax, the Company and the Executive shall consult with each other and their respective tax advisors regarding the amount and payment of any Excise Tax. In the event there is a contest with any taxing authority regarding the amount of the Excise Tax, the Company shall bear and pay directly all costs and expenses (including additional interest, penalties and legal fees) incurred in connection with any such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, to the extent not otherwise paid hereunder, on
(x) the

Excise Tax Payment (including any interest and penalties with respect thereto) and (y) the Company's payment of the Executive's costs and expenses hereunder.

            (v) As used herein, any reference to "Ropes & Gray" shall include any successor firm thereto.

6.  LIMITATION ON COMPETITION.

    During the Employment Period, and for such period thereafter (A) as the Executive is entitled to receive severance compensation under this Agreement, or
(B) in the event payment of the Executive's severance compensation is accelerated due to a Change in Control, for a period of three (3) years following the end of the Employment Period, or (C) in the event the Executive's employment is terminated by the Company for Cause or the Executive terminates his employment for any reason other than Good Reason (including, without limitation, by giving the Company a Non-Renewal Notice pursuant to Section 1(a) hereof), for a period of twelve months following the Employment Period:

    (a) the Executive shall not, directly or indirectly, without the Company's prior written consent, participate or engage in, whether as a director, officer, employee, advisor, consultant, investor, lender, stockholder, partner, joint venturer, owner or in any other capacity, any Competitive Business (as defined below) conducted in any Competitive Market Area (as defined below); provided, however, that the Executive shall not be deemed to be participating or engaging in any such business solely by virtue of his ownership of not more than five percent of any class of stock or other securities which is publicly traded on a national securities exchange or in a recognized over-the-counter market;

    (b) the Executive shall not, without the Company's prior written consent,
(i) solicit (other than by way of generalized employment advertising undertaken in the ordinary course of business) the service of or employ any management employee of the Company for the Executive's own benefit or for the benefit of any person or entity other than the Company, (ii) induce any such employee to leave employment with the Company, or (iii) employ or cause any other person or entity other than the Company to employ any former management employee of the Company whose termination of employment with the Company occurred less than six (6) months prior to such employment by the Executive or such other person or entity; and

    (c) the Executive shall not, without the Company's prior written consent,
(i) induce or attempt to induce any customer, supplier or contractor of the Company to terminate or breach any agreement or arrangement with the Company or otherwise to cease doing business with the Company, or (ii) induce or attempt to induce any customer, supplier or contractor of the Company (including any prospective customer, supplier or contractor which the Company is actively pursuing prior to the Executive's termination of employment), not to enter into any agreement or arrangement with the Company or not to do business with the Company.

    As used herein, the term "COMPETITIVE BUSINESS" shall mean any business:
(1) that is competitive with any business (A) which was conducted by the Company or any of its affiliated companies during the Employment Period or on the date of termination of Executive's employment hereunder or (B) which, on the date of such termination or during the twelve months immediately preceding such termination, the Company or any of its affiliated companies was actively investigating with a view to conducting or was actively pursuing a plan to conduct; and (2) from which the Company and such affiliated companies derive (or reasonably expect to derive) annual revenues of not less than $1,000,000. As used herein, the term "COMPETITIVE MARKET AREA" shall mean any geographic market area (1) if the Company or any of its affiliated companies conducted business in such geographic market area during the Employment Period or on the date of termination of Executive's employment hereunder, or (2) if, on the date of such termination or during the twelve months immediately preceding such termination, the Company or any of its affiliated companies was actively investigating with a view to conducting business in such geographic market area or was actively pursuing a plan to conduct business in such geographic market area.

    The Executive agrees and acknowledges that a portion of the consideration to be paid by the Company to the Executive pursuant to this Agreement is in consideration of the covenants under this Section 6 and that such consideration is fair and adequate, even though the Executive will not receive any severance compensation in the event he terminates his employment with the Company other than for Good Reason or the Company terminates his employment for Cause. The Executive acknowledges and agrees that any breach or anticipatory breach by him of any of the provisions of this Section 6 would cause the Company irreparable injury not compensable by monetary damages alone and that, accordingly, in any such event, the Company shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach without the necessity of showing irreparable injury (and the Executive hereby consents to the issuance thereof without bond by a court of competent jurisdiction).

7.  CONFIDENTIAL INFORMATION.

    The Executive acknowledges that during the course of his employment with the Company he will have access to trade secrets, confidential and proprietary information and know-how of the Company ("Confidential Information"). Except in the ordinary course of properly performing his duties for the Company, the Executive shall not at any time, without the Company's prior written consent while employed or after termination of his employment, disclose, communicate or divulge, or use for the benefit of himself or of any third party, any of the Confidential Information of the Company. In the event the Executive learns during his employment with the Company any trade secrets, confidential or proprietary information or know-how of any customer, supplier or contractor of the Company, the Executive shall maintain the confidence of such information.

8.  RETURN OF MATERIALS.

    Upon termination of the Executive's employment for any reason, the Executive shall promptly deliver to the Company or, with the Company's consent, destroy all documents and other materials in the Executive's possession or custody (whether prepared by the Executive or others) that the Executive obtained from the Company or a customer, supplier or contractor of the Company during the Employment Period and which relate to the past, present or anticipated business and affairs of the Company, including without limitation, any Confidential Information.

9.  ENFORCEABILITY.

    If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable and any limitation on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be a part thereof. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

10. LEGAL EXPENSES.

    The Company shall pay the Executive's reasonable fees for legal and other related expenses associated with any disputes arising hereunder or under any other agreements, arrangements or understandings regarding Executive's employment with the Company (including, without limitation, all agreements, arrangements and understandings regarding bonuses, stock options, employee benefits or other compensation issues) if either a court of competent jurisdiction or an arbitrator shall render a final judgement or an arbitrator's final decision in favor of the Executive on the issues in such dispute, from which there is no further right of appeal. If it shall be determined in such judicial adjudication or arbitration that the Executive is successful on some of the issues in such dispute, but not all, then the Executive shall be entitled to receive a portion of such legal fees and other expenses as shall be appropriately prorated.

11. NOTICES.

    All notices which the Company is required or permitted to give to the Executive shall be given by registered or certified mail or overnight courier, with a receipt obtained, addressed to the Executive at his primary residence, or at such other place as the Executive may from time to time designate in writing, or by personal delivery to the Executive, or by facsimile to the Executive with oral confirmation of his receipt and with a copy immediately sent to the Executive by first class U.S. Mail, and to counsel for the Executive as may be requested in writing by the Executive from time to time. All notices which the Executive is required or permitted to give to the Company shall be given by registered or certified mail or overnight courier, with a receipt obtained, addressed to the Company at the address set forth above, or at such other address as the Company may from time to time designate in writing, or by personal delivery to the Chief Executive Officer of the Company, or by facsimile to the Chief Executive Officer with oral confirmation of his receipt and with a copy immediately sent to the Chief Executive Officer by first class U.S. Mail, and to counsel for the Company as may be requested in writing by the Company. A notice will be deemed given upon personal delivery, the mailing thereof or delivery to an overnight courier for delivery the next business day, or the oral confirmation of receipt by facsimile, except for a notice of change of address, which will not be effective until receipt, and except as otherwise provided in
Section 5(a) hereof.

12. WAIVERS.

    No waiver by either party of any breach or nonperformance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement. Any waiver of any provision of this Agreement must be in writing and signed by the party granting the waiver.

13. HEADINGS; OTHER LANGUAGE.

    The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, as the context may require, the singular includes the plural and the singular, the masculine gender includes both male and female reference, the word "or" is used in the inclusive sense and the words "including", "includes", and "included" shall not be limiting.

14. COUNTERPARTS.

    This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one agreement.

15. AGREEMENT COMPLETE; AMENDMENTS.

    Effective as of the Commencement Date, this Agreement, together with the Exhibits hereto, the agreements referred to herein, and the instruments and agreements pursuant to which any restricted stock or options held (now or in the future) by the Executive entitling the Executive to retain or purchase securities of the Company, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may not be amended, supplemented, canceled or discharged except by a written instrument executed by both of the parties hereto, provided, however, that the immediately foregoing provision shall not prohibit the termination of rights and obligations under this Agreement which termination is made in accordance with the terms of this Agreement.

16. BENEFIT OF THE SUCCESSORS AND PERMITTED ASSIGNS OF THE RESPECTIVE PARTIES HERETO.

    This Agreement and the rights and obligations hereunder are personal to the Company and the Executive and are not assignable or transferable to any other person, firm or corporation without the consent of the other party, except as contemplated hereby; provided, however, in the event of the sale, merger or consolidation of the Company, whether or not the Company is the surviving or resulting corporation, the transfer of all or substantially all of the assets of the Company, or the voluntary or involuntary dissolution of the Company, then the surviving or resulting corporation or the transferee or transferees of the Company's assets shall be bound by this Agreement and the Company shall take all actions necessary to insure that such corporation, transferee or transferees are bound by the provisions of this Agreement; and provided, further, this Agreement shall inure to the benefit of the Executive's estate, heirs, executors, administrators, personal and legal representatives, distributees, devisees, and legatees. Notwithstanding the foregoing provisions of this Section 16, the Company shall not be required to take all actions necessary to insure that a buyer, survivor, transferee or transferees of the Company's assets ("Transferee") are bound by the provisions of this Agreement and such Transferee shall not be bound by the obligations of the Company under this Agreement if the Company shall have (a) paid to the Executive or made provision satisfactory to the Executive for payment to him of all amounts which are or may become payable to him hereunder in accordance with the terms hereof and (b) made provision satisfactory to the Executive for the continuance of all benefits required to be provided to him in accordance with the terms hereof, in each case as if the Executive had been terminated without Cause in anticipation of a Change in Control.

17. GOVERNING LAW.

    This Agreement will be governed and construed in accordance with the laws of Texas applicable to agreements made and to be performed entirely within such state, without giving effect to any choice or conflicts of laws principles which would cause the application of the domestic substantive laws of any other jurisdiction.

18. SURVIVAL.

    The covenants, agreements, representations, warranties and provisions contained in this Agreement that are intended to survive the termination of the Executive's employment hereunder and the termination of the Employment Period shall so survive such termination.

19. INTERPRETATION.

    The Company and the Executive each acknowledge and agree that this Agreement has been reviewed and negotiated by such party and its or his counsel, who have contributed to its revision, and the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          KEY ENERGY SERVICES, INC.

                                          By: /s/ FRANCIS D. JOHN
                                          --------------------------------------
                                                     Francis D. John
                                          President and Chief Executive Officer

                                          /s/ JAMES J. BYERLOTZER
                                          --------------------------------------
                                          JAMES J. BYERLOTZER

                                   EXHIBIT A
                             COMPANY PAID COVERAGES

1. Life Insurance. $2,000,000 payable to beneficiary designated by the Executive.

2. Long Term Disability Insurance. Salary continuation benefit for total disability. Benefit commences with ninetieth day of disability and continues to a maximum of age sixty-five. Annual maximum benefit shall be 60% of the Base Salary.

3. Medical and Dental Plan. Comprehensive medical and dental plans available to the Company's senior management, pursuant to which all medical and dental expenses incurred by the Executive, his spouse and his children will be reimbursed by the Company, through insurance or, in the absence of insurance, directly by the Company, so that the Executive has no out-of-pocket cost with respect to such expenses.

4.  Director and Officer Liability Insurance.

5. Voluntary annual physicals at the Executive's option, with a report by the examining physician to the Board regarding the Executive's ability to perform job related functions.

                                   EXHIBIT B
                       DEFINITION OF "CHANGE IN CONTROL"

    The occurrence of any of the following shall constitute a "Change in Control" of the Company:

        (a) If any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as from time to time in effect (the "Exchange Act"), or any successor provision), other than the Company, becomes the beneficial owner directly or indirectly of more than twenty-five percent (25%) of the outstanding Common Stock of the Company, determined in accordance with Rule 13d-3 under the Exchange Act (or any successor provision), or otherwise becomes entitled to vote more than twenty-five percent (25%) of the voting power entitled to be cast at elections for directors ("Voting Power") of the Company;

        (b) If the Company is subject to the reporting requirements of Section 13 or 15(d) (or any successor provision) of the Exchange Act, and any person (as defined in Section 3(a)(9) of the Exchange Act, or any successor provision), other than the Company, purchases shares pursuant to a tender offer or exchange offer to acquire Common Stock of the Company (or securities convertible into or exchangeable for or exercisable for Common Stock) for cash, securities or any other consideration, if after consummation of the offer, the person in question is the beneficial owner, directly or indirectly, of more than twenty-five percent (25%) of the outstanding Common Stock of the Company, determined in accordance with Rule 13d-3 under the Exchange Act (or any successor provision);

        (c) If the stockholders or the Board of Directors of the Company (the "Board") approve any consolidation or merger of the Company (i) in which the Company is not the continuing or surviving corporation unless such merger is with a subsidiary of the Company (a "Subsidiary") at least eighty percent (80%) of the Voting Power of which is held by the Company or (ii) pursuant to which the holders of the Company's shares of Common Stock immediately prior to such merger or consolidation would not be the holders immediately after such merger or consolidation of at least a majority of the Voting Power of the Company;

        (d) The stockholders or the Board shall have approved any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

        (e) Upon the election of one or more new directors of the Company, a majority of the directors holding office, including the newly elected directors, were not nominated as candidates by a majority of the directors in office immediately before such election.

    As used in this definition of "Change in Control", "Common Stock" means the Common Stock, or if changed, the capital stock of the Company as it shall be constituted from time to time entitling the holders thereof to share generally in the distribution of all assets available for distribution to the Company's stockholders after the distribution to any holders of capital stock with preferential rights.

    Notwithstanding the occurrence of any of the events described in the immediately preceding clauses (a) and (b) which would otherwise result in a Change in Control pursuant to said clause (a) or (b), the Board may determine in its discretion, if it deems it to be in the best interest of the Company, that an event or events otherwise constituting a Change in Control pursuant to said clause (a) or (b) but which would not constitute such a Change in Control if the phrase "fifty percent (50%)" were to be substituted for the phrase "twenty-five percent (25%)" each place it appears therein shall not be considered such a Change in Control; provided, however, that such determination shall not affect any accelerated vesting of any stock options or restricted stock purchase rights or any extensions of the term of exercisability of such options or rights which would otherwise have occurred by virtue of such events; and provided, further, that such determination shall not be effective hereunder unless the Company shall have at least one other executive officer who has a provision similar to this paragraph in such executive officer's employment agreement with the Company and the Board shall make such determination with respect to all executive officers of the Company who have a provision similar to this paragraph in such executive officers' employment agreements with the Company. Such determination shall be effective only if it is made by the Board prior to the occurrence of an event that otherwise would be or probably would lead to such a Change in Control; or within thirty (30) days after such event if made by the Board a majority of which is composed of directors who were members of the Board immediately prior to the event that otherwise would be or probably would lead to such a Change in Control.